Delisting Determination, The Nasdaq Stock Market, LLC, June 28, 2024, Twelve Seas Investment Company II.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Twelve Seas Investment Company II, effective at the opening of the trading session on July 8, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on February 27, 2024. On March 5, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 26, 2024, the Company received a delist determination for its failure to meet the requirements in Listing Rule 5250(c)(1).
On May 15, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On May 23, 2024, the Company received an additional delist determination for its failure to meet the requirements in Listing Rule 5250(c)(1).
On June 6, 2024, the Company withdrew its appeal. The Company securities were suspended on June 10, 2024. The Staff determination to delist the Company securities became final on June 10, 2024.